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September 7, 1999


Anthony C. Naughtin
Chief Executive Officer
InterNAP Network Services Corporation
Two Union Square
601 Union Street, Suite 1000
Seattle, Washington 98101

Re: Offer of Employment

Dear Tony:

Reference is made to the Offer of Employment letter dated August 27, 1999 ("Offer Letter"). This letter sets forth certain other agreements and clarifications with respect to my employment with InterNAP.

In the event my employment with InterNAP is terminated for reasons other than
(i) my voluntary resignation, (ii) my death or (iii) for Cause (as defined below) within the twelve month period of the "date of grant" referenced in the Offer Letter then I will fully and immediately vest in the 50,000 options to purchase InterNAP stock (at the price per share of $8.00) in which I would have vested through the first anniversary of the date of grant had my employment with InterNAP continued through such twelve-month period.

In addition (and without limitation of the immediately preceding paragraph), in the event my employment with InterNAP is terminated for reasons other than
(i) my voluntary resignation, (ii) my death or (iii) for Cause (as defined below), I will receive no less than six months severance pay (based upon my then applicable base salary and expected bonus), and will fully and immediately vest in such options to purchase InterNAP stock (at the applicable strike price) to which I would have vested had my employment with InterNAP continued through such six month period. Furthermore, all health, life and other insurance/benefits shall continue through such severance period as though my employment with InterNAP continued.

For purposes of this letter "Cause" shall mean (A) the conviction or a plea of nolo contendere to a felony involving fraud, dishonesty or moral turpitude, (B) the commission of a fraud, misappropriation, theft or similar malfeasance involving the assets of InterNAP, (C) an intentional act materially adverse to InterNAP.

The strike price applicable my option to purchase the 200,000 shares of InterNAP stock referred to in the Offer Letter is $8.00 per share.

For the avoidance of doubt, Paragraph 11(e) of the InterNAP Network Services Corporation 1999 Equity Incentive Plan, takes precedence over Paragraph 11(c).

Very truly yours,

/s/ Richard K. Cotton

ACCEPTED AND AGREED:

INTERNAP NETWORK SERVICES CORPORATION

By: /s/ Anthony C. Naughtin
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Name: Anthony C. Naughtin
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Title: President/CEO
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